SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported: June 24, 2015

OptimizeRx Corporation

(Exact name of registrant as specified in its charter)

Nevada	000-53605	26-1265381
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

400 Water Street, Suite 200, Rochester, MI	48307
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 248.651.6568

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities.

Awards of Restricted Stock to David Harrell and Terrence Hamilton

On June 24, 2015, the Company’s Board of Directors resolved to award Mr. Harrell 79,042 restricted shares of the Company’s common stock in recognition of Mr. Harrell’s contributions to the Company. The Company also resolved to award Mr. Hamilton 118,563 restricted shares of the Company’s common stock in recognition of Mr. Hamilton’s contributions to the Company. The awards are subject to the terms of the Company’s 2013 Incentive Plan and to their respective Restricted Stock Award Agreements.

Option Grant to Doug Baker

On June 24, 2015, the Board of Directors resolved to grant Mr. Baker an option to acquire 100,000 shares of Company common stock with an exercise price of $1.05 per share in recognition of Mr. Baker’s contributions to the Company. The option will vest over a one year period and will expire in five years. The grant is subject to the terms of the Company’s 2013 Incentive Plan and to the Stock Option Agreement in favor of Mr. Baker.

Amendment to Doug Baker Stock Option

On June 24, 2015, the Board of Directors approved an amendment to Mr. Baker’s May 19, 2014 option to acquire 100,000 shares of the Company’s common stock with an exercise price of $1.72 per share (the “Old Option”). The amendment modifies the Old Option’s exercise price to $1.05 per share. The amendment did not change the option’s vesting schedule or any other terms.

These securities were issued pursuant to Section 4(2) of the Securities Act and/or Rule 506 promulgated thereunder. The holders represented their intention to acquire the securities for investment only and not with a view towards distribution. The investors were given adequate information about us to make an informed investment decision. We did not engage in any general solicitation or advertising.

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information contained in Item 3.02 of this Form 8-K is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OptimizeRx Corporation

/s/ Douglas Baker
Douglas Baker Chief Financial Officer

Date: June 26, 2015

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